 Exhibit 99.2

2 0 21 2 0 2 5 E

2 0 19 2 0 2 6 E

$314 Combined Nuvei Combined Nuvei $835M Combined Nuvei Combined Nuvei N u v e i P aya

         

Paya Acquisition Overview

Creates a preeminent payment technology provider with strong positions in Global eCommerce, Integrated Payments and B2B

nuvei

JANUARY 9, 2023



A Powerful Combination

Nuvei has entered into a definitive agreement to acquire Paya in an all-cash transaction at USD $9.75 per share for total consideration of ~$1.3B

nuvei – Leading Global Payment Technology Platform

paya – Leading Integrated Software and Payments Platform

Creates a preeminent payment technology provider with strong positions in Global eCommerce, Integrated Payments and B2B

- ✓ Combines two people-first, technology-led, high-growth payment platforms
- ✓ Complementary and additive geographies, capabilities, end-markets and verticals
- ✓ Achievable plan to integrate, realize synergies and unlock new growth vectors

Shared Strategy, Vision and Values

PEOPLE-FIRST | TECHNOLOGY-LED

EXCELLENCE | INNOVATION | GROWTH | INTEGRITY | RELATIONSHIPS

Two Highly Complementary Payments Technology Leaders

Paya complements Nuvei's position in North America with differentiated integrated payments capabilities and distribution

Nuvei — LTM Sep-22 & 3Q22 Metrics

- **$835M** Revenue
- **$119B** Total Volume (1)
- **$65M** Net Income
- **200+** Global Markets
- **1,600+** Employees
- **~87%** eCommerce Volume (1)

LTM Sep-22

- **$167B** Combined Volume (1)
- **$1.1B** Combined Revenue (2)
- **$429M** Combined Adj. EBITDA (2),(3)
- **+ $21M** Est. Annual Run-rate Synergies within 24 months

Paya — LTM Sep-22 & 3Q22 Metrics

- **$277M** Revenue
- **$48B** Payment Volume (1)
- **$9M** Net Income
- **300+** Software Integrations
- **300+** Employees
- **~85%** Card Not Present Volume

Source: Company and Paya filings. Note: Financial metrics and volume reflect LTM metrics as of September 30, 2022. 1. Total volume, eCommerce Volume, Payment Volume and Combined Total volume do not represent revenue earned by the Company or Paya, as applicable, but rather the total dollar value of transactions processed by merchants under contractual agreement with the Company or payments processed by Paya's customers through its services, respectively. See "Non-IFRS and Other Financial Measures." 2. Combined Adjusted EBITDA and Combined Revenue are non-IFRS measures. These measures are not recognized measures under IFRS and do not have standardized meanings prescribed by IFRS and therefore may not be comparable to similar measures presented by other companies. See "Non-IFRS and Other Financial Measures." 3. Does not include up to $21 million of estimated run-rate cost synergies expected to be achieved within 24 months.

A leading provider of integrated payment solutions, serving software partners and mid-market customers across high-growth verticals

KEY STATS

Financial Highlights and KPIs

- **$48B** LTM Payment Volume [3]
- **17%** LTM Revenue Growth
- **$71M** LTM Adj. EBITDA [4]
- **$9M** LTM Net Income
- **$277M** LTM Revenue
- **~85%** Card Not Present Volume
- **300+** Software Integrations

REVENUE MIX

Revenue by Segment [1]


Payment Services 36%
Integrated Solutions 64%

Revenue by Vertical [2]


Other 30%
B2B 35%
Government & Utilities 10%
Healthcare 11%
Non-Profit 14%

SELECT INTEGRATION PARTNERS

Sage, intuit quickbooks, eci, infor, Acumatica The Cloud ERP, CENTRALSQUARE TECHNOLOGIES, everyaction

Note: Financial metrics based on LTM as of September 30, 2022. KPI metrics based on Q3 2022.
1. Revenue by segment based on LTM as of September 30, 2022. 2. Revenue by vertical based on FY 2021. Other includes undisclosed Enterprise and Small Business segments. 3. Paya Payment Volume does not represent revenue earned by Paya but rather the total amount of payments processed by Paya's customers through its services. See "Non-IFRS and Other Financial Measures." 4. Paya Adjusted EBITDA is a non-U.S. GAAP measure. This measure is not a recognized measure under U.S. GAAP and does not have a standardized meaning prescribed by U.S. GAAP and therefore may not be comparable to similar measures presented by other companies. See "Non-IFRS and Other Financial Measures."

Strategic Rationale


nuvei
+
paya

1. Enhances Nuvei's Ability to Execute on High-growth Integrated Payment Opportunities
2. Diversifies Nuvei's Business Across High-growth, Underpenetrated and Non-cyclical End Markets
3. Expands Nuvei's Capabilities Into Large and Growing B2B
4. Amplifies Nuvei's Existing Growth Strategy
5. Reinforces Nuvei's Compelling Financial Profile

Paya's **deep software integrations** and **end-to-end commerce solutions** position Nuvei to capitalize on the domestic and global software-led market opportunity

US SOFTWARE-LED PAYMENTS ESTIMATED MARKET SIZE[1]

($ in trillions)


Total US Software-Led Volume
CAGR (2021-2025): 19%+
$1.6
$3.2
2021
2025E

ISV KEY STATS

25%[3]
Expected contribution to overall US card sales volume by 2026

Highest-growth[3]
Card payments distribution channel in the US

41%[4]
New merchants in the US that were signed from the Integrated Payments channel in 2021

Up to $35T[5]
Payments that could be addressed annually by ISVs worldwide (roughly 15% of all payments)

MARKET DIFFERENTIATION

- Deep integrations into **software vendors**
- **Streamlined workflow** with connectivity between invoicing, receivables, vendor payments, and reconciliation
- Demonstrated history of success with **medium and large software providers**
- **Flexible and specialized implementation** supporting multitude of business models, PayFacs and customized solutions

64% of Paya Revenue[2]
plus opportunity to expand globally

1. Credit Suisse, "If Software is Eating the World... Payments is Taking a Bite," September 2021 and September 2022. 2. Based on LTM as of Q3 2022. 3. Bain Future of Payments report, 2023. 4. Flagship Advisory Partners report, 2022. 5. Bain, "Riding the New Wave of Integrated Payments," 2022.

1 Enhances Nuvei's Ability to Execute on High-growth Integrated Payment Opportunities (Cont'd)

nuvei

Plugs Paya's highly complementary integrated payment capabilities into Nuvei's global technology platform for an enhanced customer proposition and incremental growth opportunities

nuvei | Modern, Scalable, Modular Technology Platform

NATIVE COMMERCE PLATFORM

- Cashier
- Customer Authentication
- Reporting
- Global Gateway
- On/Off Ramp
- Omnichannel Payments
- Local Acquiring *47 Markets*
- Open Banking Payments
- APMs and Cryptocurrencies *580+*
- Currency Management
- Global & Instant Payouts
- Data Analytics & Reconciliation
- Risk Management (RAAS)
- Card Issuing
- Banking as a Service
- Chargeback Guarantee
- Value Added Services

paya | Frictionless, Integrated Solutions

INTEGRATED SOLUTIONS

- 300+ Software Integrations
- Deeply Embedded ERP Integrations
- Vertical Software
- Integrated Partner Implementation & Support
- Vertical Payments Innovation

Diversifies Nuvei's business across high-growth, underpenetrated and non-cyclical end markets each with a large estimated total addressable market ("TAM")

KEY VERTICALS

B2B Goods and Services	Healthcare	Non-profit and Education	Government and Utilities
Est. $1.2T TAM [1]	Est. $235B TAM [2]	Est. $145B TAM [2]	Est. $130B TAM [2]
35% of Paya Revenue [3]	11% of Paya Revenue [3]	14% of Paya Revenue [3]	10% of Paya Revenue [3]

SELECT SOFTWARE PARTNERS

B2B Goods and Services	Healthcare	Non-profit and Education	Government and Utilities
Acumatica The Cloud ERP, infor, intuit quickbooks, Sage, eci	Greenway Health, WellnessLiving	everyaction, sylogist	CASELLE, CENTRALSQUARE TECHNOLOGIES, corix

Source: Paya filings. 1. Cantor Fitzgerald Initiating Coverage report, June 2021. 2. Paya Company Overview Presentation, August 2020. Based on 2019 U.S. Card Volume. 3. Based on FY 2021 per Paya 10-K filing.

3 Expands Nuvei's Capabilities Into Large and Growing B2B

nuvei

Paya's deep ERP integrations and end-to-end commerce solutions position Nuvei to capitalize on the domestic and global B2B opportunity

US B2B PAYMENTS ESTIMATED MARKET SIZE(1)


($ in trillions)
Total US B2B Payments Middle Market Volume CAGR (2019-2026):
10%+
$1.2
$2.3
2019
2026E

PAYA'S VALUE PROPOSITION

- **Advanced A/R software** and payment acceptance
- **Full integrations into software vendors** and end customers
- Workflow management and **enhanced reconciliation**
- Invoice generation, cash application, **unified card & ACH acceptance**, integrated portals, omnichannel capabilities
- Solutions **tailored to the unique needs** of customers and verticals

35% of Paya Revenue(2)

1. Cantor Fitzgerald Initiating Coverage report, June 2021. 2. Based on FY 2021.

Through deep software integrations, Paya offers a comprehensive solution to enable **B2B workflow and payments**

ORDER TO CASH			PROCURE TO PAY	
Acceptance		Automation	Disbursement	Automation
Integrated Invoicing	Multi-channel Acceptance	A/R Portal	Multi-channel Acceptance	A/P Workflow and Approval
Cost of Acceptance Management	GL Reconciliation	Flexible Acceptance	GL Reconciliation	Document Intake
Basic e-invoicing	Cash Application	Advanced Invoice Reconciliation		

SELECT INTEGRATIONS

Sage · intuit quickbooks · eci · infor · Acumatica The Cloud ERP

Source: Paya filings.

4 Amplifies Nuvei's Existing Growth Strategy


Acquisition of New Customers
Strategic M&A
Growth within Existing Customers
Geographic Expansion
Product Innovation

- **Establishes Paya's leading ISV and B2B capabilities** in Nuvei's global markets
- **Accelerates growth** by offering Nuvei's solutions into Paya's partners and customers in the U.S.
- **Broadens strong ISV and eCommerce capabilities** to enter new markets
- **Expands M&A scope** to include ISV, B2B and proprietary software opportunities

The combination creates a differentiated and diversified payments technology provider with attractive growth, profitability and cash flow generation at scale


TOTAL VOLUME(1)
($ in billions)
(LTM 9/30/2022)
$167
$48
$119
Combined Nuvei
REVENUE(2)
(LTM 9/30/2022)
$1.1B
$277M
$835M
Combined Nuvei
ADJ. EBITDA(2)(3)(4)
($ in millions)
(LTM 9/30/2022)
$429 + $21
$21
$71
$357
Combined Nuvei
ADJ. EBITDA - CAPEX(2)
($ in millions)
(LTM 9/30/2022)
$380 + $21
$21
$67
$314
Combined Nuvei
NET INCOME
($ in millions)
(LTM 9/30/2022)
$65
$9
Nuvei
Paya
Standalone Nuvei
Standalone Paya

1. Total volume and Combined Total volume do not represent revenue earned by the Company or Paya, as applicable, but rather the total dollar value of transactions processed by merchants under contractual agreement with the Company or payments processed by Paya's customers through its services, respectively. See "Non-IFRS and Other Financial Measures." 2. Adjusted EBITDA, Adjusted EBITDA less capital expenditures, Combined Adjusted EBITDA, Combined Adjusted EBITDA less capital expenditures, Combined revenue are non-IFRS measures. These measures are not recognized measures under IFRS and do not have standardized meanings prescribed by IFRS and therefore may not be comparable to similar measures presented by other companies. See "Non-IFRS and Other Financial Measures." 3. Does not include up to $21 million of estimated run-rate cost synergies expected to be achieved within 24 months. 4. Integration-related costs required to realize such cost synergies estimated at approximately $4.5 million in the aggregate.

Transaction Summary

nuvei

Transaction Details

- Nuvei has entered into a definitive agreement to acquire Paya for $9.75 per share in an all-cash transaction, representing an aggregate purchase price of approximately $1.3B
  - Represents a 25% premium to the January 6, 2023 closing price and a 30% premium to the 90-day volume-weighted average share price
  - Implied transaction multiple is approximately 13x EV/2023E Adjusted EBITDA(1)
  - Transaction expected to be accretive to adjusted EPS in 2023

Synergies

- Estimating ~$21M of annual run-rate cost savings expected to be achieved within 24 months(2)
  - Reduce duplicative cost structure, leverage complementary capabilities, improve processing costs
  - Potential revenue synergies and expansion opportunities provide additional upside

Funding

- Purchase price to be financed through a combination of cash on hand, an existing credit facility and a new committed $600M first lien secured credit facility(3)
- Expect net leverage ratio(4) of less than 3x upon (and giving effect to) the closing of the transaction

Timing and Approval

- Transaction is expected to close by the end of the first quarter of 2023, subject to customary closing conditions

1. Based on 2023 consensus estimates according to FactSet, assuming the full benefit of estimated run-rate cost savings are taken into consideration, but excluding integration-related costs required to realize such cost synergies estimated at approximately $4.5M in aggregate. Paya's Net Income for the LTM period ended September 30, 2022 was $9M. 2. Integration-related costs required to realize such cost synergies estimated at approximately $4.5M in aggregate. 3. Senior secured pari passu first lien reducing revolving credit facility. Maturity is expected to be coterminous with Nuvei's existing term loan facility. 4. Defined as the ratio of consolidated net debt outstanding (outstanding credit facilities less cash), to consolidated adjusted EBITDA, calculated in accordance with the terms of Nuvei's credit agreement.

A Powerful Combination

nuvei

Nuvei has entered into a definitive agreement to acquire Paya in an all-cash transaction at USD $9.75 per share for total consideration of ~$1.3B

nuvei
Leading Global Payment Technology Platform

paya
Leading Integrated Software and Payments Platform

Creates a preeminent payment technology provider with strong positions in Global eCommerce, Integrated Payments and B2B

- ✓ Combines two people-first, technology-led, high-growth payment platforms
- ✓ Complementary and additive geographies, capabilities, end-markets and verticals
- ✓ Achievable plan to integrate, realize synergies and unlock new growth vectors

Shared Strategy, Vision and Values

PEOPLE-FIRST | TECHNOLOGY-LED

EXCELLENCE | INNOVATION | GROWTH | INTEGRITY | RELATIONSHIPS

General

All references in this presentation to “Nuvei”, the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Nuvei Corporation, together with its subsidiaries.

This presentation has been prepared by Nuvei solely for information purposes. Recipients of this presentation may not reproduce or otherwise redistribute, in whole or in part, the presentation to any other person. This presentation does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction.

No Investment Advice

This presentation is not, and is not intended to be, an advertisement, prospectus or offering memorandum, and is made available on the express understanding that it does not contain all information that may be required to evaluate, and will not be used by readers in connection with, the purchase of or investment in any securities of any entity. This presentation accordingly should not be treated as giving investment advice and is not intended to form the basis of any investment decision. It does not, and is not intended to, constitute or form part of, and should not be construed as, any recommendation or commitment by the Company or any of its directors, officers, employees, direct or indirect shareholders, agents, affiliates, advisors or any other person, or as an offer or invitation for the sale or purchase of, or a solicitation of an offer to purchase, subscribe for or otherwise acquire, any securities, businesses and/or assets of any entity, nor shall it or any part of it be relied upon in connection with or act as any inducement to enter into any contract or commitment or investment decision whatsoever.

Readers should not construe the contents of this presentation as legal, tax, regulatory, financial or accounting advice and are urged to consult with their own advisers in relation to such matters.

No Reliance

This presentation does not purport to be comprehensive or to contain all the information that a recipient may need in order to evaluate the transaction or entities described herein.

No representation or warranty, express or implied, is given and, so far as is permitted by law no responsibility or liability is accepted by any person, with respect to the accuracy, fairness or completeness of the presentation or its contents or any oral or written communication in connection with the transaction described herein. In particular, but without limitation, no representation or warranty is given as to the achievement or reasonableness of, and no reliance should be placed for any purpose whatsoever on any projections, targets, estimates or forecasts or any other information contained in this presentation. In providing this presentation, Nuvei does not undertake any obligation to provide any additional information or to update or keep current the information contained in this presentation or any additional information or to correct any inaccuracies which may become apparent, except as required under applicable securities laws.

Market and Industry Data

The information contained in this presentation contains statistical data, estimates and forecasts concerning the industry in which the Company participates that are based on independent industry publications, including those published by from third-party sources, websites and other publicly available information, as well as the Company's internal sources and general knowledge of, and expectations concerning, the industry. The industry market positions, shares, market sizes and growth estimates included in this presentation are based on estimates using the foregoing independent industry publications and the Company's internal data and estimates based on data from various industry analyses, our internal research and adjustments and assumptions that we believe to be reasonable. Although the Company has no reason to believe this industry information is not reliable, we have not independently verified data from industry publications and analyses and cannot guarantee their accuracy or completeness and do not make any representation as to the accuracy of such data. In addition, the Company believes that data regarding the industry and industry market positions, shares, market sizes and growth provide general guidance but are inherently imprecise. Further, these estimates and assumptions involve risk and uncertainties and are subject to change based on various factors. These and other factors could cause results to differ materially from those expressed in the estimates and assumptions. Market and industry data is subject to variations and cannot be verified due to limits on the availability and reliability of data inputs, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. In addition, certain of these publications, studies and reports were published before the global COVID-19 pandemic and therefore do not reflect any impact of the COVID-19 pandemic on any specific market or globally. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. Accordingly, investors should not place undue reliance on this information.

Presentation of Financial Information

All dollar amounts set forth in this presentation are in United States dollars, except where otherwise indicated.

References to "LTM" in this presentation means the trailing twelve-month period ended September 30, 2022. Nuvei's financial information for the LTM period ended September 30, 2022 presented herein has been derived by adding Nuvei's unaudited interim consolidated financial information as at and for the nine months ended September 30, 2022 to its audited consolidated financial information as at and for the fiscal year ended December 31, 2021 and subtracting its unaudited interim consolidated financial information for the nine months ended September 30, 2021. Paya's financial information for the LTM period ended September 30, 2022 presented herein has been derived by adding Paya's unaudited interim consolidated financial information as at and for the nine months ended September 30, 2022 to its audited consolidated financial information as at and for the fiscal year ended December 31, 2021 and subtracting its unaudited interim consolidated financial information for the nine months ended September 30, 2021.

Presentation of Financial Information

Nuvei's financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS"), and any financial information of Nuvei included in this presentation has been derived from Nuvei's annual or interim financial statements prepared in accordance with IFRS and has been prepared using accounting policies that are consistent with IFRS. Paya's financial statements are prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"), and any financial information of Paya included in this presentation has been derived from Paya's annual or interim financial statements prepared in accordance with U.S. GAAP and has been prepared using accounting policies that are consistent with U.S. GAAP.

IFRS differs in certain material respects from U.S. GAAP. The financial information of Paya included in this presentation has not been adjusted to give effect to the differences between U.S. GAAP and IFRS or to accounting policies that comply with IFRS and as applied by Nuvei, nor has such financial information been conformed from accounting principles under U.S. GAAP to IFRS as issued by the IASB, and thus may not be directly comparable to Nuvei's financial information prepared in accordance with IFRS. However, we have assessed the differences between U.S. GAAP and IFRS and have determined the impact to be immaterial on the combined financial metrics presented in this presentation, such that no adjustments would be necessary.

Combined metrics included in this presentation are based on the summation of Nuvei's financial information for the LTM period ended September 30, 2022 combined with Paya's financial information for the LTM period ended September 30, 2022, before giving effect to the acquisition, advances and funds expected to be drawn under the committed credit facility and without any pro forma or other adjustments. The presentation of financial information on a combined basis does not comply with IFRS. The combined financial information included in this presentation is unaudited and does not purport to be indicative of the Company's results of operations and financial condition had Nuvei and Paya operated as a combined entity during the periods presented, and should not be considered as a prediction of the financial information that will result from the operations of the Company on a consolidated basis following the acquisition.

Non-IFRS and Other Financial Measures

The information in this presentation includes non-IFRS financial measures, and supplementary financial measures, of Nuvei, namely Nuvei Adjusted EBITDA, Nuvei Adjusted EBITDA less capital expenditures, Combined Adjusted EBITDA, Combined Adjusted EBITDA less capital expenditures, Combined Revenue, Nuvei Total volume and Combined Total volume. These measures are not recognized measures under IFRS and do not have standardized meanings prescribed by IFRS and therefore may not be comparable to similar measures presented by other companies, including Paya's. Rather, these measures are provided as additional information to complement IFRS measures by providing further understanding of our results of operations from our perspective. Accordingly, these measures should not be considered in isolation nor as a substitute for analysis of the Company's financial statements reported under IFRS. These measures are used to provide investors with additional insight of Nuvei's operating performance and thus highlight trends in Nuvei's core business that may not otherwise be apparent when relying solely on IFRS measures. Nuvei also believes that securities analysts, investors and other interested parties frequently use these non-IFRS and other financial measures in the evaluation of issuers. Nuvei also uses these measures in order to facilitate operating performance comparisons from period to period, to prepare annual operating budgets and forecasts and to determine components of management compensation. Nuvei believes these measures are important additional measures of its performance, primarily because they and similar measures are used widely among others in the payment technology industry as a means of evaluating a company's underlying operating performance.

Non-IFRS and Other Financial Measures

The information in this presentation also includes non-U.S. GAAP financial measures, and supplementary financial measures, of Paya, namely Paya Adjusted EBITDA, Paya Adjusted EBITDA less capital expenditures, and Paya Payment volume. These measures are not recognized measures under U.S. GAAP and do not have standardized meanings prescribed by U.S. GAAP and therefore may not be comparable to similar measures presented by other companies, including Nuvei's. Rather, these measures are provided as additional information to complement U.S. GAAP measures by providing further understanding of Paya's results of operations. Accordingly, these measures should not be considered in isolation nor as a substitute for analysis of Paya's financial statements reported under U.S. GAAP. Paya discloses Paya Adjusted EBITDA because this non-U.S. GAAP measure is a key measure used by it to evaluate its business, measure its operating performance and make strategic decisions. Paya believes Paya Adjusted EBITDA is useful for investors and others in understanding and evaluating its operations results in the same manner as Paya. However, Paya Adjusted EBITDA is not a financial measure calculated in accordance with U.S. GAAP and should not be considered as a substitute for net income, income before income taxes, or any other operating performance measure calculated in accordance with U.S. GAAP. Using this non-U.S. GAAP financial measure to analyse Paya's business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in its industry may report measures titled adjusted EBITDA or similar measures, such non-U.S. GAAP financial measures may be calculated differently from how Paya calculates non-U.S. GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, you should consider Paya Adjusted EBITDA alongside other financial performance measures, including net income and Paya's other financial results presented in accordance with U.S. GAAP.

Non-IFRS and Non-U.S. GAAP Financial Measures

Nuvei Adjusted EBITDA: Nuvei uses Adjusted EBITDA as a means to evaluate operating performance, by eliminating the impact of non-operational or non-cash items. Adjusted EBITDA is defined as net income (loss) before finance costs (recovery), finance income, depreciation and amortization, income tax expense, acquisition, integration and severance costs, share-based payments and related payroll taxes, loss (gain) on foreign currency exchange, and legal settlement and other.

Nuvei Adjusted EBITDA less capital expenditures: Nuvei uses Adjusted EBITDA less capital expenditures (acquisition of intangible assets and property and equipment) as a supplementary indicator of operating performance. In the third quarter of 2022, Nuvei retrospectively modified the label of this measure from "Free cash flow" in order to clearly reflect its composition.

Paya Adjusted EBITDA: Paya Adjusted EBITDA represents earnings before interest and other expense, income taxes, depreciation, and amortization, or EBITDA and further adjustments to EBITDA to exclude certain non-cash items and other non-recurring items that Paya believes are not indicative of ongoing operations.

Paya Adjusted EBITDA less capital expenditures: Paya Adjusted EBITDA less capital expenditures is used as a supplementary indicator of Paya's operating performance, and represents Paya Adjusted EBITDA less capital expenditures (purchases of property and equipment, net of impact of business acquisitions).

Non-IFRS and Other Financial Measures

Combined Adjusted EBITDA: Combined Adjusted EBITDA is defined as the summation of Nuvei Adjusted EBITDA for the LTM period ended September 30, 2022 combined with Paya Adjusted EBITDA for the LTM period ended September 30, 2022, before giving effect to the acquisition, advances and funds expected to be drawn under the committed credit facility and without any pro forma or other adjustments. Nuvei believes that this measure is useful supplemental information that may assist investors in assessing the acquisition.

Combined Adjusted EBITDA less capital expenditures: Combined Adjusted EBITDA less capital expenditures is defined as the summation of Nuvei Adjusted EBITDA less capital expenditures for the LTM period ended September 30, 2022 combined with Paya Adjusted EBITDA less capital expenditures for the LTM period ended September 30, 2022, before giving effect to the acquisition, advances and funds expected to be drawn under the committed credit facility and without any pro forma or other adjustments. Nuvei believes that this measure is useful supplemental information that may assist investors in assessing the acquisition.

Combined Revenue: Combined Revenue is defined as the summation of Nuvei's revenue under IFRS for the LTM period ended September 30, 2022 combined with Paya's revenue under U.S. GAAP for the LTM period ended September 30, 2022, before giving effect to the acquisition, advances and funds expected to be drawn under the committed credit facility and without any pro forma or other adjustments. Nuvei believes that this measure is useful supplemental information that may assist investors in assessing the acquisition.

Supplementary Financial Measures

We monitor the following key performance indicators to help us evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. Our key performance indicators may be calculated in a manner that differs from similar key performance indicators used by other companies.

Nuvei Total volume and eCommerce volume: Nuvei Total volume and similar measures are used widely among others in the payments industry as a means of evaluating a company's performance. Nuvei defined Nuvei Total volume as the total dollar value of transactions processed in the period by customers under contractual agreement with it. Nuvei eCommerce volume is the portion of Nuvei Total volume for which the transaction did not occur at a physical location. Nuvei Total volume and Nuvei eCommerce volume do not represent revenue earned by Nuvei. Total volume includes acquiring volume, where Nuvei is in the flow of funds in the settlement transaction cycle, gateway/technology volume, where it provides its gateway/technology services but are not in the flow of funds in the settlement transaction cycle, as well as the total dollar value of transactions processed relating to APMs and payouts. Since Nuvei's revenue is primarily sales volume and transaction-based, generated from merchants' daily sales and through various fees for value-added services provided to its customers, fluctuations in Nuvei Total volume will generally impact its revenue.

Paya Payment volume: Paya Payment volume is defined as the total dollar amount of all payments processed by Paya customers through its services.

Combined Total volume: Combined Total volume means the summation of Nuvei Total Volume for the LTM period ended September 30, 2022 combined with Paya Payment volume for the LTM period ended September 30, 2022, before giving effect to the acquisition, advances and funds expected to be drawn under the committed credit facility and without any pro forma or other adjustments.

Forward-Looking Information

This presentation contains "forward-looking information" within the meaning of applicable securities laws. Forward-looking information is identified by the use of terms and phrases such as "may", "would", "should", "could", "expect", "intend", "estimate", "anticipate", "plan", "foresee", "believe", or "continue", the negative of these terms and similar terminology, including references to assumptions, in each case as they relate to the Company, Paya or the combined business following the pending acquisition, although not all forward-looking information contains these terms and phrases. Particularly, statements relating to the pending acquisition and its expected consummation, the conditions precedent to the closing of the pending acquisition, the committed credit facility, available liquidities/cash on hand, the attractiveness of the pending acquisition from a financial perspective in various financial metrics; expectations regarding anticipated cost savings and synergies; the strength, complementarity and compatibility of the Paya business with Nuvei's existing business; other anticipated benefits of the pending acquisition; Nuvei's business outlook, objectives, development, plans, growth strategies and other strategic priorities; Nuvei's estimated position and strengths in integrated payments, B2B and global eCommerce; the estimated size of addressable markets; and statements relating to Nuvei's future growth, results of operations, performance, business, prospects and opportunities, the expected synergies to be realized and certain expected financial ratios; expectations regarding revenue synergies, up-selling and cross-selling opportunities and intention to capture an increasing share of addressable markets, and other statements that are not historical facts constitute forward-looking information. The Russia and Ukraine conflict, including potential impacts of sanctions, may also heighten the impact of certain factors described herein.

In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management's expectations, estimates and projections regarding future events or circumstances. Forward-looking information is based on management's beliefs and assumptions and on information currently available to management, including, among other things, assumptions about the satisfaction of all closing conditions (such as regulatory approval for the transaction and the tender of at least a majority of the outstanding shares of common stock of Paya) and the successful completion of the pending acquisition within the anticipated timeframe; Nuvei's ability to retain and attract new business, achieve synergies and strengthen its market position arising from successful integration plans relating to the pending acquisition; Nuvei's ability to otherwise complete the integration of the Paya business within anticipated time periods and at expected cost levels; Nuvei's ability to attract and retain key employees in connection with the pending acquisition; management's estimates and expectations in relation to future economic and business conditions and other factors in relation to the pending acquisition and resulting impact on growth in various financial metrics; assumptions regarding foreign exchange rate, competition, political environment and economic performance of each region where Nuvei and Paya operate; the realization of the expected strategic, financial and other benefits of the pending acquisition in the timeframe anticipated; the accuracy and completeness of public and other disclosure (including financial disclosure) by Paya; the absence of significant undisclosed costs or liabilities associated with the pending acquisition.

Although the forward-looking information contained herein is based upon what we believe are reasonable assumptions, investors are cautioned against placing undue reliance on this information since actual results may vary from the forward-looking information.

Forward-looking information involves known and unknown risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking information. These risks and uncertainties include, but are not limited to, Nuvei's inability to successfully integrate the Paya business upon completion of the pending acquisition; the possible delay or failure to satisfy the conditions to the closing of the pending acquisition; the potential failure to realize anticipated benefits from the pending acquisition; the potential failure to obtain the regulatory approvals in a timely manner, or at all; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement, including as a result of a superior proposal; Nuvei's reliance upon information provided by Paya in connection with the pending acquisition and publicly available information; risks associated with reliance on historical and combined financial information; potential undisclosed costs or liabilities associated with the pending acquisition; Nuvei or Paya being adversely impacted during the pendency of the pending acquisition; change of control and other similar provisions and fees, and the risk factors described in greater detail under "Risk Factors" of the Company's annual information form filed on March 8, 2022 (the "AIF"). The foregoing list is not exhaustive and other unknown or unpredictable factors could also have a material adverse effect on the performance or results of the Company, Paya or the combined business following completion of the pending acquisition. There is no certainty, nor can the Company provide any assurance, that the conditions to

Forward-Looking Information

closing of the pending acquisition will be satisfied or, if satisfied, when they will be satisfied. If the pending acquisition is not completed for any reason, there is a risk that the announcement of such transaction and the dedication of substantial resources of the Company to the completion thereof could have a negative impact on the Company's operating results and business generally, and could have a material adverse effect on the current and future operations, financial condition and prospects of the Company. In addition, failure to complete the pending acquisition for any reason could materially negatively impact the market price of the Company's securities. We also have incurred significant transaction and related costs in connection with the proposed transaction, and additional significant or unanticipated costs may be incurred.

Consequently, all of the forward-looking information contained herein is qualified by the foregoing cautionary statements, and there can be no guarantee that the results or developments that we anticipate will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business, financial condition or results of operation. Unless otherwise noted or the context otherwise indicates, the forward-looking information contained herein represents our expectations as of the date hereof or as of the date it is otherwise stated to be made, as applicable, and is subject to change after such date. However, we disclaim any intention or obligation or undertaking to update or amend such forward-looking information whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Trademarks, Trade Names and Logos

This presentation refers to certain trademarks and trade names, including "Nuvei" and "Simplex", which are protected under applicable intellectual property laws and are the property of Nuvei. In addition, Nuvei's names, logos and website names and addresses are owned or licensed by Nuvei, as applicable. Nuvei also owns or has the rights to copyrights that also protect the content of its products and/or services. Solely for convenience, our trademarks, trade names and copyrights referred to in this presentation may appear without the ® or ™ symbol, but such references are not intended to indicate, in any way, that we will not assert our rights to these trademarks and trade names to the fullest extent under applicable law. All other trademarks and logos used in this presentation are the property of their respective owners.


APPENDIX

Reconciliation of Nuvei Total volume, Nuvei Revenue, Nuvei Adjusted EBITDA, Nuvei Adjusted EBITDA less capital expenditures and Nuvei Net income for the trailing twelve months ended September 30, 2022

(in U.S. dollars)	Three months ended December 31, 2021 $	Nine months ended September 30, 2022 $	Twelve months ended September 30, 2022 $
Total volume (in billions)	31.5	87.4	**118.9**
Revenue (in millions)	211.9	623.0	**834.9**
Adjusted EBITDA (in millions)	91.5	265.6	**357.1**
Adjusted EBITDA less capital expenditures (in millions)	81.8	231.8	**313.6**
Net income (in millions)	12.3	52.6	**64.9**

Reconciliation of Nuvei Adjusted EBITDA and Nuvei Adjusted EBITDA less capital expenditures to net income

(In millions of U.S. dollars)	Three months ended December 31, 2021 $	Nine months ended September 30, 2022 $	Twelve months ended September 30, 2022 $
Net income	**12.3**	**52.6**	**64.9**
Finance cost	5.0	13.6	18.6
Finance income	(0.6)	(6.4)	(7.0)
Depreciation and amortization	25.9	79.8	105.7
Income tax expense	7.5	19.8	27.4
Acquisition, integration and severance costs[(a)]	8.8	21.5	30.3
Share-based payments and related payroll taxes[(b)]	34.7	103.8	138.4
Loss (gain) on foreign currency exchange	(2.5)	(20.4)	(22.9)
Legal settlement and other[(c)]	0.2	1.4	1.6
Adjusted EBITDA	**91.5**	**265.6**	**357.1**
Acquisition of property and equipment, and intangible assets	(9.6)	(33.8)	(43.5)
Adjusted EBITDA less capital expenditures	**81.8**	**231.8**	**313.6**

(a) These expenses relate to:

(i) professional, legal, consulting, accounting and other fees and expenses related to our acquisition activities and financing activities. For the nine months ended September 30, 2022 and the three months ended December 31, 2021, those expenses were $6.2 million and $4.3 million respectively. These costs are presented in the professional fees line item of selling, general and administrative expenses.

(ii) acquisition-related compensation. For the nine months ended September 30, 2022 and the three months ended December 31, 2021, those expenses were $14.3 million and $4.5 million respectively. These costs are presented in the employee compensation line item of selling, general and administrative expenses.

(iii) change in deferred purchase consideration for previously acquired businesses. Gains of $1.0 million was recognized for the nine months ended September 30, 2022. No amount was recognized in 2021. These amounts are presented in selling, general and administrative expenses.

(iv) severance and integration expenses. For the nine months ended September 30, 2022, those expenses were $2.1 million. those expenses were immaterial for the three months ended December 31, 2021. These expenses are presented in selling, general and administrative expenses.

(b) These expenses represent expenses recognized in connection with stock options and other awards issued under share-based plans as well as related payroll taxes that are directly attributable to share-based payments. For the nine months ended September 30, 2022 and the three months ended December 31, 2021, the expenses were comprised of non-cash share-based payments of $103.7 million and $32.9 million respectively, as well as respectively $0.1 million and $1.7 million of cash expenses for related payroll taxes.

(c) This line item primarily represents legal settlements and associated legal costs, as well as non-cash gains, losses and provisions and certain other costs. These costs are presented in selling, general and administrative expenses.

Reconciliation of Paya Payment volume, Paya Revenue, Paya Adjusted EBITDA, Paya Adjusted EBITDA less capital expenditures and Paya Net income (loss) for the trailing twelve months ended September 30, 2022

(in U.S. dollars)	Year ended December 31, 2021 $	Nine months ended September 30, 2021 $	Calculated three months ended December 31, 2021 $	Nine months ended September 30, 2022 $	Twelve months ended September 30, 2022 $
Payment volume (in billions)	42.9	31.2	11.7	36.6	**48.3**
Revenue (in millions)	249.4	182.3	67.1	209.9	**277.0**
Adjusted EBITDA (in millions)	65.2	47.9	17.3	54.2	**71.5**
Adjusted EBITDA less capital expenditures (in millions)	59.5	42.9	16.6	50.0	**66.6**
Net income (loss) (in millions)	(0.8)	(5.1)	4.3	5.2	**9.5**

Reconciliation of Paya Adjusted EBITDA and Paya Adjusted EBITDA less capital expenditures to Paya net income (loss)

(in millions of U.S. dollars)	Year ended December 31, 2021 $	Nine months ended September 30, 2021 $	Calculated three months ended December 31, 2021 $	Nine months ended September 30, 2022 $	Twelve months ended September 30, 2022 $
Net income (loss)	**(0.8)**	**(5.1)**	**4.3**	**5.2**	**9.5**
Depreciation & amortization	30.0	22.4	7.6	24.1	31.7
Income tax expense	1.3	2.6	(1.3)	3.4	2.1
Interest and other expense	22.1	19.0	3.1	8.3	11.4
EBITDA	**52.6**	**38.9**	**13.7**	**41.0**	**54.7**
Transaction-related expenses[(a)]	3.0	2.4	0.6	3.0	3.6
Stock-based compensation[(b)]	3.7	2.5	1.2	5.6	6.8
Restructuring costs[(c)]	2.2	1.2	1.0	2.4	3.4
Discontinued service costs[(d)]	0.2	0.2	—	0.3	0.3
Non-recurring public company start-up costs	1.1	0.8	0.3	0.4	0.7
Contingent non-income tax liability	0.8	0.8	—	0.1	0.1
Other costs[(e)]	1.6	1.1	0.5	1.4	1.9
Total adjustments	12.6	9.0	3.6	13.2	16.8
Adjusted EBITDA	**65.2**	**47.9**	**17.3**	**54.2**	**71.5**
Purchases of property and equipment	(5.7)	(5.0)	(0.7)	(4.2)	(4.9)
Adjusted EBITDA less capital expenditures	**59.5**	**42.9**	**16.6**	**50.0**	**66.6**

(a) Represents professional service fees related to mergers and acquisitions such as legal fees, consulting fees, accounting advisory fees, and other costs.
(b) Represents non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.
(c) Represents costs associated with restructuring plans designed to streamline operations and reduce costs including costs associated with the relocation of facilities, certain staff restructuring charges including severance, certain executive hires, and acquisition related restructuring charges.
(d) Represents costs incurred to retire certain tools, applications and services that are no longer in use.
(e) Represents non-operational gains or losses, non-standard project expense, and non-operational legal expense.

Reconciliation of Combined Total volume and Payment volume, Combined Revenue, Combined Adjusted EBITDA and Combined Adjusted EBITDA less capital expenditures for the trailing twelve months ended September 30, 2022

(in U.S. dollars)	Nuvei $	Paya $	Combined $
Total volume and Payment volume (in billions)	118.9	48.3	**167.2**
Revenue (in millions)	834.9	277.0	**1,111.8**
Adjusted EBITDA[(a)] (in millions)	357.1	71.5	**428.6**
Adjusted EBITDA less capital expenditures (in millions)	313.6	66.6	**380.2**

(a) Does not include up to $21 million of estimated run-rate cost synergies expected to be achieved within 24 months.